The UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 31, 2011

Giga-tronics Incorporated
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA (Address of principal executive offices)	94583 (Zip Code)

Registrant’s telephone number, including area code:  (925) 328-4650

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 31, 2011, Giga-tronics Incorporated (the “Company”) entered into a Securities Purchase Agreement with Alara Capital AVI II, LLC, a Delaware limited liability company (the “Investor”).  In the Securities Purchase Agreement, the Company agreed to sell 9,997 shares of its proposed Series B Convertible Voting Perpetual Preferred Stock to the Investor for aggregate consideration of $2,199,340, at a price of $220 per share of Series B Preferred Stock.  Alara Capital Partners, LLC, a technology investment firm, is the sponsor of the Investor.  Each of Alara Capital Partners, LLC and the Investor has a business address at 1045 First Avenue, King of Prussia, PA  19406.

Each share of Series B Preferred Stock initially would be convertible at the option of the holder into 100 shares of the Company’s common stock.  The conversion ratio would be subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar transactions.  If all shares of Series B Preferred Stock were immediately converted, holders of such shares would acquire 999,700 shares of common stock of the Company, or 16.6% of the pro forma number of shares of common stock that would be outstanding if the conversion had occurred on this date.  Each share of Series B Preferred Stock would have a liquidation preference of $231, equal to 105% of the purchase price.  If the Company pays a dividend on its common stock, it would be required to pay a dividend on the Series B Preferred Stock until December 31, 2013, equal to 110% and thereafter equal to 100% of the cash dividend that would be payable on the number of shares of common stock into which each share of Series B Preferred Stock is then convertible.  The Series B Preferred Stock generally would vote together with the common stock, on an as-converted basis, on each matter submitted to the vote or approval of the holders of common stock, and would vote as a separate class with respect to certain actions that adversely affect the rights of the Series B Preferred Stock and on other matters as required by law.  The parties will enter into a voting agreement, included in the Investor Rights Agreement described below, by which the Investorwould agree, with respect to matters on which preferred shareholders are given class voting rights under California law, to vote the shares (i) for a matter if the shares of common stock and Series B Shares voting together as a single class have voted for such matter or (ii) against a matter if the shares of common stock and Series B Shares voting as a single class have voted against such matter.

The Company also would issue to the Investor a Warrant to purchase of up to 848,684 additional shares of common stock of the Company.  The exercise price of the Warrant would be $3.30 per share, subject to antidilution adjustments for stock splits, stock dividends, reclassifications and similar events.  The Warrant would cease to be exercisable 30 months after the Shareholder Approval Date.

For purposes of the preceding paragraph, “Shareholder Approval Date” means the date that the Company has received the shareholder approval necessary to approve the exercise of the Warrant for purposes of the Nasdaq Marketplace Rules, as contemplated by the Securities Purchase Agreement.  Section 5635 of the Nasdaq Marketplace Rules require that a company’s shareholders approve a private placement of shares representing 20% or more of the shares outstanding before the private placement if the purchase price per share is less than the greater of book value or market value per share, or if the private placement would result in a change of control of the issuer.  The shares of common stock subject to purchase under the proposed Warrant when added to the shares of common stock issuable upon conversion of the Series B Preferred Stock would exceed 20% of the number of shares of common stock of the Company outstanding at the time of execution of the Securities Purchase Agreement, and the Investor’s potential voting rights following exercise of the Warrant will exceed 20% of the pro forma voting power of the outstanding shares of the Company.  Therefore exercise of the Warrant will be subject to approval by the shareholders of the Company.  Under the Securities Purchase Agreement, the Company will be obligated to call a special meeting of shareholders to approve the exercise of the Warrant as required by Section 5635 of the Nasdaq Marketplace Rules (the “Special Meeting”) as promptly as practicable and in any event within 90 days after closing and to recommend that shareholders vote for such approval.

In accordance with the terms of the Securities Purchase Agreement, each of the Company’s directors and executive officers would sign a Voting Agreement in which he agrees to vote his common stock at the Special Meeting in favor the Investor’s right to exercise the Warrant.

In accordance with the terms of the Securities Purchase Agreement, the Company and Investor would enter into an Investor Rights Agreement.  Under this agreement, the Company would agree (i) to file certain registration statements for the resale of common stock of the Company that the Investor may acquire upon conversion of the Series B Preferred Stock and exercise of the Warrant; (ii) to give the Investor a right of first refusal to participate pro rata in any future offer or sale of equity securities by the Company; and (iii) to appoint two persons nominated by the Investor to the Company’s board of directors.  The Company has no pending plans to offer or sell additional equity securities.

Pursuant to the Investor Rights Agreement, the Company’s board of directors has agreed upon closing of the transaction to appoint two persons nominated by the Investor to the Company’s board of directors.  Under its bylaws, the Company’s board of directors consists of a minimum of five and a maximum of seven directors.  The board currently has five members and has adopted a resolution tentatively increasing the current number of directors within the authorized range to the maximum of seven.  The investor’s nominees will fill the two vacancies.  The Investor has identified W. Joseph Thompson and Lutz P. Henckels as its director candidates.  Dr. Thompson is a partner with Alara Capital.  Dr. Henckels is a managing member of the Investor and the former CEO of LeCroy Corporation and Synthesis Research.  Pursuant to the terms of the Investor Rights Agreement, the Investor’s director candidates would also be nominated for election at the Company’s 2012 annual meeting of shareholders.

Consummation of the proposed transaction is subject to satisfaction of certain conditions, including approval of certain terms of the transaction agreements by Nasdaq.

On October 31, 2011, the Company issued a press release announcing the signing of the Securities Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 with this report.

Item 3.02    Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s proposed unregistered sale of securities.  The Company intends to sell shares of Series B Preferred Stock and issue the Warrant for common stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.  The Company intends to use the proceeds of the sale for working capital purposes.

Item 3.03    Material Modification to Rights of Security Holders.

In connection with the proposed transaction described in Item 1.01, the Company intends to file with the California Secretary of State a Certificate of Determination for the Series B Preferred Stock.  Under the proposed Certificate of Determination for the Series B Preferred Stock, the Company’s ability to declare or pay dividends or distributions or to repurchase its common or capital stock or other equity securities would be subject to restrictions in the event that the Company fails to declare and pay the required dividends on the Series B Preferred Stock.  Upon a liquidation or winding up of the Company, the holders of the Series B would be entitled to a liquidation preference equal to 1.05 times to original purchase price of such shares in preference to the holders of common stock.

Item 5.01    Changes in Control of Registrant.

See Item 1.01 for a description of a proposed transaction that will potentially result in a change of control of the Company.  The voting rights of the Series B Preferred Stock and the common stock into which such preferred stock is convertible would give the Investor approximately 16.6% of the outstanding voting power of the Company’s equity securities.  Assuming approval by the shareholders of exercise of the Warrant, the Investor will have the right to acquire additional shares of common stock that , when combined with the voting power of the Series B Preferred Stock, would give the Investor up to approximately 26.9% of the outstanding voting power of the Company.  Upon completion of the transaction, two of the seven directors of the Company will be nominees of the Investor.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for information on the proposed appointment of Dr. Joseph Thompson and Dr. Lutz Henckels as directors of the Company.  Their respective terms will run until the annual meeting of shareholders of the Company in 2012 and until their successors are elected or appointed.  The Company has agreed, subject to closing, to nominate Drs. Thompson and Henckels for reelection to the board at the annual meeting of shareholders of the Company in 2012, subject to compliance with Nasdaq’s rules on proportionality of the voting power maintained by an investor to the number of director candidates which such investor is entitled to have nominated for election in relation to the full number of directors on the board.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the proposed transaction described in Item 1.01, the Company intends to file with the California Secretary of State a Certificate of Determination for the Series B Preferred Stock designating 10,000 shares of preferred stock as Series B Convertible Voting Perpetual Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2011	GIGA-TRONICS INCORPORATED

	By:	/s/ John R. Regazzi
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1	Securities Purchase Agreement dated October 31, 2011, between the Company and Alara Capital AVI II, LLC
99.1	Press release issued by the Company on October 31, 2011.